UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 18, 2008
GENELABS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

California	0-19222	94-3010150

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

505 Penobscot Drive, Redwood City, California		94063

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (650) 369-9500

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.
On June 23, 2008, Genelabs Technologies, Inc. (the “Registrant”) announced that Gilead Sciences, Inc. has exercised its right to terminate a research collaboration agreement with the Registrant for nucleoside-based inhibitors for the NS5b hepatitis C virus (HCV) polymerase. Gilead’s notice of termination, dated June 18, 2008, takes effect 90 days from the date of such notice. Upon termination, Gilead will return to the Registrant all rights to the compounds developed in the program.
The Registrant and Gilead signed their license and research collaboration agreement on September 29, 2004. Under the terms of the agreement, Gilead paid the Registrant a nonrefundable $8 million upfront payment and provided $11.2 million in research funding during the first three years of the agreement. In return, the Registrant devoted a specified number of scientists to the program and provided Gilead with exclusive access to certain compounds developed by the Registrant in the program.
In addition, $38 million of milestone payments were to be made on the achievement of pre-determined development goals. No milestone payments have been received by the Registrant during the term of the agreement and no further payments are due pursuant to the termination of the agreement.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
A copy of the press release, dated June 23, 2008, is furnished pursuant to this Item 1.02 as Exhibit 99.01 to this Current Report on Form 8-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

GENELABS TECHNOLOGIES, INC.
By:	/s/ Frederick W. Driscoll
	Name:	Frederick W. Driscoll
	Title:	Chief Financial Officer

Date: June 23, 2008

EXHIBIT INDEX

Exhibit
Number	Description
99.01	Press Release of Genelabs Technologies, Inc., dated June 23, 2008